                                                                    Exhibit 21.1


                             LIST OF SUBSIDIARIES


Big City Radio--CHI, L.L.C., a Delaware limited liability company

Big City Radio--LA, L.L.C., a Delaware limited liability company

Big City Radio--NYC, L.L.C., a Delaware limited liability company

Odyssey Travelling Billboards, Inc., a Delaware corporation

WRKL Rockland Radio, L.L.C., a Delaware limited liability company